Exhibit 10.20

Dated April 16, 2004

AMONG

OBJECT SOFTWARE LIMITED

THE EXISTING SHAREHOLDERS

AND

THE9 LIMITED

SHAREHOLDERS’ AGREEMENT

SCHEDULE 1	NAMES AND ADDRESSES OF SUBSIDIARIES AND EXISTING SHAREHOLDERS	S1-1

SCHEDULE 2	FORM OF MANAGEMENT LETTER	S2-1

EXHIBIT A	DEED OF ADHERENCE	EXHIBIT A-1

i

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on the April 16, 2004

AMONG:

(1)	OBJECT SOFTWARE LIMITED, a private limited company organized and existing under the laws of the British Virgin Islands, whose registered address is P.O. Box 71, Craigmuir Chamber, Road Town, Tortola, British Virgin Islands (the “Company”).

(2)	THE9 LIMITED, a private limited company organized and existing under the laws of the Cayman Islands, whose principal business address is 30/F CITIC Square, No. 1168 Nanjing Road (W), Shanghai, China (the “Investor”); and

(3)	each of the Persons whose names and addresses are listed on Schedule 1 hereto (each, an “Existing Shareholder” and collectively, the “Existing Shareholders”).

WHEREAS:

(A)	The Investor has subscribed for and purchased certain Ordinary Shares of the Company pursuant to a Subscription and Purchase Agreement dated [ ], 2004 by and among the Investor, the Company, the Existing Shareholders and a Subsidiary of the Company (the “Purchase Agreement”)

(B)	The Existing Shareholders are the beneficial and registered owners of all of the issued and outstanding shares in the capital of the Company except for the Ordinary Shares purchased by the Investor pursuant to the Purchase Agreement.

(C)	In connection with the Investor’s subscription for and purchase of such Ordinary Shares, the Parties desire to enter into this Agreement to provide for certain rights and related obligations of the Company, the Existing Shareholders and the Investor with respect to the matters set forth herein.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Affiliate”	of a Person (the “Subject Person”) means (i) in the case of a Subject Person other than a natural person, any other Person that directly or indirectly controls, is controlled by or is under common control with the Subject Person, and (ii) in the case of a Subject Person that is a natural person, the spouse or any child of the Subject Person. For purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes without limitation (i) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (ii) ownership directly or indirectly of 50% or more of the voting power of such Person or (iii) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any Person that is owned by an investment fund, “Affiliate” shall also include the general partners, limited partners and fund managers of such Person.

“Board”	means the board of Directors of the Company.

“Business”	means the business of game development, operation and licensing carried on by the Company and/or any of the Subsidiaries.

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong are authorized or required by law or executive order to close.

“Charter Documents”	means, collectively, the Memorandum of Association and Articles of Association or other similar corporate governance documents of the Company and the Subsidiaries.

“Director”	means a director of the Company (including any duly appointed alternate director).

“Encumbrance”	means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, warrant, right to acquire, right of first offer, negotiation or refusal or transfer restriction in favour of any Person and (iv) any adverse claim as to title, possession or use.

“Equity Securities”	of any Person means such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Financial Year”	means the financial year of the Company, which ends on December 31.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Investor Affiliate”	means any Affiliate of the Investor.

“Investor IPO”	means an initial public offering of the Investor’s ordinary shares, in the form of American Depositary Shares or otherwise, on the Nasdaq Stock Market.

“IPO”	means an initial public offering of Shares on an internationally recognized stock exchange or automated securities trading system.

“Management Letter”	means a letter from the management of the Company in the form set forth in Schedule 2.

“Ordinary Shares”	means the ordinary shares, par value US$1.00 per share, in the capital of the Company.

“Party”	means any signatory to this Agreement and any Person who subsequently becomes a party to this Agreement as provided herein.

“Person”	means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Pro Rata Share”	means the proportion that the number of Shares held by a Shareholder bears to the aggregate number of Shares held by all Shareholders of the Company, in each case on a non-diluted basis.

“Qualified IPO”	means an IPO with a market valuation of the Company of at least US$100 million, as certified by the proposed lead underwriter engaged by the Company for such IPO.

“Regulatory Approvals”	means all approvals, permissions, authorizations, consents and notifications from any governmental, regulatory or departmental authority.

“Related Party”	means (i) any shareholder of the Company, (ii) any director of the Company, (iii) any officer of the Company, (iv) any relative of a shareholder, director or officer of the Company, (v) any Person in which any shareholder, director or officer of the Company has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vi) any other Affiliate of the Company or of a shareholder or director of the Company.

“Shareholders”	means the holders of Shares from time to time and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Shares”	means the issued and outstanding shares of the Company including Ordinary Shares and shares of other classes. All calculations of the number of Shares in issue at any time shall be done on an as-converted basis.

“Subsidiary”	means any other Person in which the Company directly or indirectly holds a majority of the ownership interests, or a majority of the voting power, represented by Equity Securities of such Person, or over which the Company otherwise exercises control.

“US dollars” “US$” or “$”	means United States dollars, the lawful currency of the United States of America.

1.2	The following terms are defined in the indicated Clause or Schedule:

“Acceptance Notice”	4.4(d)
“Agreement”	Preamble
“Company”	Preamble
“Confidential Information”	7.1
“Drag-Along Notice”	4.7
“Drag-Along Sellers”	4.7
“Electing Offeree”	4.4(c)

“Excess Transferred Shares”	4.4(c)
“First Offer Right”	4.4(a)
“Investor”	Preamble
“Non-Electing Offeree”	4.4(c)
“Offer Price”	4.4(b)
“Transferred Shares”	4.4(b)
“Offeree”	4.4(c)
“Option Period”	4.4(c)
“Permitted Transferee”	4.3
“Proposed Issuance”	3.2
“Proposed Recipient”	3.1
“Purchase Agreement”	Preamble
“Representatives”	7.1
“Existing Shareholders”	Preamble
“Tag-Along Right”	4.5(b)
“Transfer”	4.1
“Transfer Notice”	4.4(b)
“Transferee”	4.4(b)
“Transferring Shareholder”	4.4(b)
“75% Holder”	4.7

1.3	References herein to a Clause, Schedule or Exhibit is to such Clause of or Schedule or Exhibit to this Agreement unless the context otherwise requires. The Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.

1.4	References to a Party shall, where the context permits, include such Party’s respective successors, legal representatives and permitted assigns.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Unless the context requires otherwise, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

1.7	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the Parties hereto and a copy of which has been initialled for the purposes of identification by or on behalf of the Parties and attached to this Agreement.

1.8	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness such Person would have if such Person had made reasonable inquiries.

1.9	The words “without limitation” shall be deemed to follow any use of the words “include” or “including” herein.

1.10	The words “directly or indirectly” mean directly, or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

1.11	In calculations of share numbers, (i) references to a “fully diluted basis” mean that the calculation should be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their term then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and (ii) references to a “non-diluted basis” mean that the calculation should be made taking into account only Ordinary Shares then in issue.

2.	INFORMATION RIGHTS

2.1	Financial Records. The Company shall allow the Investor and its authorized representatives the right during normal business hours to inspect its books and accounting records and those of the Subsidiaries, to make extracts and copies therefrom at its own expense and to have full access to all of the Company’s and each Subsidiary’s property and assets.

2.2	Books and Records. The Company shall, and shall cause each Subsidiary to keep proper, complete and accurate books of account in local currency, in each case in accordance with generally accepted accounting principles of the respective jurisdictions where the Company and each such Subsidiary are located. The Company shall have its accounts and those of each Subsidiary audited annually in accordance with such standards by professionally-recognized certified public accountants appointed by the Board.

2.3	Reports. The Company covenants and agrees that it will:

(a)	Monthly Reports. Furnish to the Investor the monthly internal unconsolidated income statements and balance sheets of the Company and the Subsidiaries within fifteen (15) days after the end of each calendar month;

(b)	Quarterly Reports. Furnish to the Investor the quarterly internal consolidated income statements and balance sheets of the Company (the “Quarterly Statements”), which shall be reviewed by professionally-recognized certified public accountants acceptable to the Investor, and a Management Letter for such period, together with a certificate from the chief financial officer of the Company (or in the absence of a chief financial officer, a senior officer of the Company) stating that the information provided in the Management Letter fairly and accurately depicts the financial position of the Company for the applicable period, within ten (10) days after the end of each fiscal quarter of the Company, in the event that the Investor becomes a listed company on any internationally recognized stock exchange or automated quotation system, or within thirty (30) days after the end of each fiscal quarter of the Company in the event that the Investor remains a private company; provided that in the event the Investor has completed the Investor IPO, the Quarterly Statements shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”);

(c)	Annual Reports. Furnish to the Investor the annual audited consolidated financial statements of the Company for the immediately preceding Financial Year and a Management Letter for such Financial Year, setting forth in comparative form the figures from the Company’s previous Financial Year (if any), all prepared in accordance with GAAP and audited by professionally-recognized certified public accountants acceptable to the Investor, within thirty (30) days after the end of each Financial Year in the event that the Investor becomes a listed company on any internationally recognized stock exchange or automated quotation system, or within sixty (60) days after the end of each Financial Year in the event that the Investor remains a private company; and

(d)	Other Information. Furnish to the Investor and its auditors such financial and other information relating to the Business as any of them may reasonably require.

2.4	Provision of Information to Directors. The Director nominated to the Board by the Investor shall be entitled to receive all information provided by the Company to, or made available by the Company to, any other Director.

2.5	Budgetary Information. Before the commencement of a Financial Year, the Company shall provide to the Investor the annual development plan and budget with details of its projected income and expenditures for the coming Financial Year. During the preparation and process of developing and drafting such annual development plan and budget, the Company shall consult with and explain to the Investor regarding the preparation of such budget, as well as be receptive to reasonable comments made by the Investor that are in the best interests of the Company.

3.	PRE-EMPTIVE RIGHT

3.1	Restrictions. The Company shall not issue any securities (including, without limitation, any Equity Securities or any debt or other securities of any kind) of any type or class (the “Issued Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered to the Investor the right to subscribe for the Issued Securities on the same terms and conditions as are offered to the Proposed Recipient in accordance with the provisions of this Clause 3; provided that the foregoing restriction shall not apply to any issuance of Ordinary Shares upon the conversion, exercise or exchange of options, warrants or convertible securities outstanding as of the date of this Agreement in accordance with the terms thereof, and any issuance of Ordinary Shares out of the Company’s retained earnings to all Shareholders based on their respective Pro Rata Share of the Company.

3.2	Notice. Not less than 20 days before a proposed issuance of the Issued Securities other than in connection with an issuance permitted under Clause 3.1 (a “Proposed Issuance”), the Company shall deliver to the Investor written notice of the Proposed Issuance setting forth (i) the number, type and terms of the Issued Securities, (ii) the consideration to be received by the Company in connection with the Proposed Issuance, and (iii) the identity of the Proposed Recipients (the “Issuance Notice”).

3.3	Exercise of Rights. Within 15 days following delivery of the Issuance Notice, the Investor shall give written notice to the Company specifying the number of the Issued Securities to be subscibed for by it, which number could be any number ranging from zero to the total number of the Issued Securities. Except as provided in the next succeeding sentence, failure by the Investor to give such notice within such 15-day period shall be deemed a waiver by it of its rights under this Clause 3 with respect to such Proposed Issuance. If the Investor fails to give the notice required under this Clause 3 solely because of the Company’s failure to comply with the notice provisions of Clause 3.2, then the Company shall not issue securities pursuant to this Clause 3 and, if purported to be issued, such issuance of securities shall be null and void.

3.4	Issuance to Proposed Recipient. The Company may issue the remaining Issued Securities not taken up by the Investor to the Proposed Recipient on the same terms and conditions (including the price of the Issued Securities) as set forth in the Issuance Notice; provided that the Proposed Issuance shall be made within 75 days after giving of the Issuance Notice. If the Proposed Issuance does not occur within such 75-day period for any reason, the restrictions provided for herein shall again become effective, and no issuance of any securities may be made by the Company thereafter without complying with this Clause 3. Notwithstanding the foregoing, the Proposed Recipient shall not be a competitor of the Investor in connection with any Proposed Issuance within two years after the date of this Agreement.

3.5	Rights Offering. Notwithstanding the foregoing, the Company shall have the right to issue and sell additional Ordinary Shares (the “Rights Shares”) on the same terms and conditions to the Investor and the Existing Shareholders (collectively, the “Current Shareholders”) based on their then respective Pro Rata Share of the Ordinary Shares at any time. If any of the Current Shareholders declines to subscribe and pay for its Pro Rata Share of the Rights Shares (such Rights Shares not taken up shall be referred to as the “Remaining Rights Shares”), the other Current Shareholders shall have the right to subscribe and pay for their respective Pro Rata Share of the Remaining Rights Shares.

4.	TRANSFER RESTRICTIONS; RIGHT OF FIRST OFFER

4.1	Limitation on Transfers. Except as expressly permitted by this Clause 4, no Shareholder shall, whether directly or indirectly, (i) sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on (each, a “Transfer”) any Shares or any right, title or interest therein or thereto, or (ii) Transfer any Shares or any right, title or interest therein or thereto. Any attempt to Transfer any Shares in violation of this Clause 4.1 shall be null and void, and the Company shall not register any such Transfer.

4.2	Deed of Adherence. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Clause 4 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A, (b) the Transfer complies in all respects with the other applicable provisions of this Agreement, and (c) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring

Shareholder or its transferee shall be furnished to the Company, at such transferring Shareholder’s or transferee’s expense, to the effect that such Transfer complies with applicable securities laws.

4.3	Permitted Transfers. The following Transfers may be made without compliance with the provisions of Clause 4:

(a)	any Transfer of Shares by a Shareholder to an Affiliate of such Shareholders;

(b)	any sale of Shares on the public market in connection with or following an IPO;

(c)	any transmission of shares to the executor or administrator of a deceased shareholder, the guardian of an incompetent Shareholder and/or the trustee of a bankrupt Shareholder in accordance with the applicable law; and

(d)	any transfer of shares by all the Shareholders other than the Investor to the Investor pursuant to that certain share purchase agreement referenced in the Purchase Agreement.

A Person described with respect to a Shareholder in Clause (a) of this Clause 4.3 is hereinafter referred to as a “Permitted Transferee” of such Shareholder. If a transferee of Shares pursuant to Clause (a) of this Clause 4.3 at any time ceases to be a Permitted Transferee of the Shareholder, the transferee shall transfer such Shares back to the Shareholder, and to the extent the Shareholder does not exist at that time, to the Company.

4.4	Right of First Offer.

(a)	Transfers Subject to Right of First Offer. If a Shareholder proposes to directly or indirectly Transfer any Shares, all other Shareholders shall have a right of first offer (the “First Offer Right”) with respect to such Transfer as provided in this Clause 4.4.

(b)	Transfer Notice. If a Shareholder (the “Transferring Shareholder”) proposes to Transfer any Shares, the Transferring Shareholder shall first send a written notice (the “Transfer Notice”) to the Company and each other Shareholder, which Transfer Notice shall state (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the “Transferee”), (iii) the number of Shares to be Transferred (the “Transferred Shares”), (iv) the price that the Transferring Shareholder is prepared to accept for the Transferred Shares (the “Offer Price”), (v) the number of Shares the Transferring Shareholder then owns, (vi) the expected date of consummation of the proposed Transfer, (vii) a representation that the proposed Transferee has been informed of this Agreement and has agreed to be bound by the terms of this Agreement, and (viii) a representation that no consideration, tangible or intangible, is being provided to the Transferring Shareholder that is not reflected in the Transfer Notice. Such Transfer Notice shall be accompanied by a true and complete copy of all agreements, if any, between the Transferring Shareholder and the Transferee regarding the proposed Transfer.

(c)	Right of First Offer. For a period of 30 days after delivery of the Transfer Notice pursuant to Clause 4.4(b) (the “Option Period”), the Shareholders other than the Transferring Shareholder (each, an “Offeree”) shall have the right but not the obligation, exercisable by each Offeree through the delivery of an Acceptance Notice as provided in Clause 4.4(d), to purchase in aggregate all of the Transferred Shares at a purchase price equal to the Offer Price per Share and upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall initially have the right to purchase a number of Transferred Shares equal to the total number of Transferred Shares multiplied by such Offeree’s Pro Rata Share. In the event that one or more of the Offerees (“Non-Electing Offerees”) declines or is deemed pursuant to Clause 4.4(d) to have waived its First Offer Right, each Offeree electing to exercise its First Offer Right (an “Electing Offeree”) shall have the right as provided in Clause 4.4(e) to purchase all or a portion of the Transferred Shares that the Non-Electing Offerees decline to purchase (collectively, the “Excess Transferred Shares”).

(d)	Exercise of Rights. The First Offer Right of each Offeree under Clause 4.4(c) shall be exercisable by delivering written notice of exercise (an “Acceptance Notice”) within the Option Period to the Transferring Shareholder, with a copy to each other Offeree. Each Acceptance Notice shall include a statement of (i) the number of Shares held by such Electing Offeree as of the date of the Acceptance Notice, (ii) the number of Transferred Shares that such Electing Offeree elects to purchase, and (iii) where applicable, the maximum number of Excess Transferred Shares that such Offeree elects to purchase. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Transferred Shares determined in accordance with Clauses 4.4(c), and where applicable an amount of not more than the maximum number of the Excess Transferred Shares, in each case, specified in the Acceptance Notice. Failure of an Offeree to give an Acceptance Notice within the Option Period shall be deemed to be a waiver of such Offeree’s First Offer Right.

(e)	Allocation of Excess Transferred Shares. Each Electing Offeree shall have the right to purchase the number of Excess Transferred Shares specified in such Electing Offeree’s Acceptance Notice; provided that, if the number of Excess Transferred Shares is less than the aggregate number of Excess Transferred Shares that the Electing Offerees desire to purchase as indicated in their Acceptance Notices, the Excess Transferred Shares shall be allocated as necessary such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Transferred Shares multiplied by such Electing Offeree’s Pro Rata Share, and (ii) not more than the maximum number of Excess Transferred Shares specified in such Electing Offeree’s Acceptance Notice.

(f)	Sale to Transferee. In the event that the Electing Offerees as a whole do not indicate their intent to purchase all of the Transferred Shares pursuant to this Clause 4.4, or the closing of the purchase of Transferred Shares by the Electing Offerees does not occur within 60 days after the giving of the Transfer Notice, then none of the Electing Offerees shall have any right to purchase any of the Transferred Shares, and the Transferring Shareholder may Transfer, subject to Clause 4.5, all of the Transferred Shares to the Transferee on the terms and conditions set forth in the Transfer Notice; provided, however, that (i) such sale is bona fide, (ii) the price for the sale to the Transferee is a price not less than the Offer Price and the sale is otherwise on terms and conditions no less favourable to the Transferring Shareholder than those set forth in the Transfer Notice, and (iii) the Transfer is made within 75 days after the giving of the Transfer Notice. If such a Transfer does not occur within such 75-day period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the other Shareholders in accordance with this Clause 4.4.

(g)	Closing. The closing of any purchase of Transferred Shares by the Offerees shall be held at the principal office of the Company at 11:00 a.m. local time within 60 days after the giving of the Transfer Notice or at such other time and place as the parties to the transaction may agree. The said 60-day period shall be extended for an additional period of up to 30 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver certificates representing the Transferred Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite transfer taxes, if any. Such Transferred Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Transferred Shares. Each Offeree purchasing Transferred Shares shall deliver at such closing (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee) payment in full of the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Transferred Shares to the Offerees. Any stamp duty or transfer taxes or fees payable on the transfer of any Transferred Shares shall be borne and paid equally by the Transferring Shareholder and the relevant Offerees.

4.5	Tag-Along Rights.

(a)	Transfer Notice. If a Transferring Shareholder proposes to directly or indirectly Transfer any Shares, such Transferring Shareholder shall send the Transfer Notice to the Company and each other Shareholder in accordance with Section 4.4(b).

(b)	Tag-Along Rights. Each of the Shareholders other than the Transferring Shareholder shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee in the proposed Transfer to purchase from such Shareholder, for the same consideration per Share (on an as-converted basis) and upon the same terms and conditions as to be paid and given to the Transferring Shareholder, up to a maximum number of Shares equal to such Shareholder’s Pro Rata Share multiplied by the Transferred Shares.

(c)	Tag-Along Notice. Within 30 days following the delivery of a Transfer Notice, each Shareholer who elects to exercise the Tag-Along Right shall deliver a written notice of such election to the Transferring Shareholder, specifying the number of Shares with respect to which it has elected to exercise the Tag-Along

Right. Such notice shall be irrevocable and shall constitute a binding agreement by the Shareholder to Transfer such Shares on the terms and conditions set forth in the Transfer Notice. In order to be entitled to exercise its Tag-Along Right, the electing Shareholder must make substantially the same representations, warranties and indemnities as the Transferring Shareholder makes in connection with its Transfer of Shares; provided, however, that the Shareholder exercising its Tag-Along Right shall not be obligated to pay any amount with respect to any liabilities arising from the representations, and warranties severally made by the Shareholder in excess of its share of the total consideration paid by the Transferee.

(d)	Consummation. Where any Shareholder has properly elected to exercise its Tag-Along Right and the proposed Transferee fails to purchase Shares from such Shareholder, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be null and void.

4.6	Transfer of Shares by Shareholders

(a)	Transfer. In connection with any proposed Transfer, the Shareholders other than the Transferring Shareholder shall (i) first have a First Offer Right with respect to the Transferred Shares in accordance with the provisions of Clause 4.4, and (ii) then have a Tag-Along Right with respect to the Transferred Shares in accordance with Clause 4.5. No Shareholder shall Transfer any Shares, in each case except in connection with a Permitted Transfer, until all of the procedures set forth in Clauses 4.4 and 4.5 in respect of such Transfer have been completed.

(b)	Notices. Without prejudice to any other provision of this Agreement, (i) each Transferring Shareholder shall give prompt notice to the Company and each other Shareholder of any proposed Transfer (including without limitation any grant of any direct or indirect economic interest or voting power and any Permitted Transfer) of the Shares by such Transferring Shareholder, and (ii) each Shareholder shall give prompt notice to the Company of any such Transfer of which it becomes aware that has not already been notified by the Transferring Shareholder as provided above.

4.7	Drag-Along Rights.

(a)	Rights. Subject to Clause 4.7(b), in the event that the holders of at least 75% of the outstanding Ordinary Shares calculated on an as converted and non-diluted basis (the “75% Holders”) accept an offer to purchase their Shares from a bona fide third party, the 75% Holders may send a written notice (the “Drag-Along Notice”) to the other Shareholders (the “Drag-Along Sellers”) specifying the name of the purchaser, the consideration payable per Share and a summary of the material terms of such proposed purchase. Upon receipt of a Drag-Along Notice, each Drag-Along Seller shall be obligated to (i) sell all of its Ordinary Shares, free of any Encumbrance, in the transaction contemplated by the Drag-Along Notice on the same terms and conditions as the 75% Holders (including payment of its Pro Rata Share of all costs associated with such transaction), and (ii) otherwise take all necessary action to cause the consummation of such transaction, including voting its Shares in favour of such transaction and not exercising any appraisal rights in connection therewith. Each Drag-Along Seller (i) further agrees to take all actions (including executing documents) in connection with consummation of the proposed transaction as may reasonably be requested of it by the 75% Holders, and (ii) hereby appoint the 75% Holders, acting jointly, as its attorney-in-fact to do the same on its behalf.

(b)	Exception. The 75% Holders shall not be entitled to exercise the right set out in Clause 4.7 to oblige the Investor to its Shares unless the offering price per Share, as appropriately adjusted for any share subdivision, combination, recapitalization or similar event, is equal to 200% of the original purchase price per Share as set forth in the Purchase Agreement.

4.8	Transfer of Convertible Securities. Any Transfer of Equity Securities exercisable or convertible into or exchangeable for Shares will be deemed for the purposes of this Clause 4 to be a Transfer of such Shares.

4.9	Notice of Transfer. Within five business days after registering any Transfer of Shares or other Equity Securities on its books, the Company shall send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and class of Equity Securities involved.

5.	ELECTION OF DIRECTORS

5.1	Board of Directors. The number of Directors constituting the entire Board shall be no more than five. The Investor shall be entitled to nominate one Director to the Board so long as the Investor and its Affiliates together hold at least 50% of the Shares held by the Investor at the date of this Agreement. The Shareholders agree to vote their Shares for the election of the Investor’s nominee to the Board, so long as the Investor and its Affiliates hold at least 50% of the shares held by the Investor as of the date of this Agreement. The Investor shall ensure that the Director nominated by it will abide by the Company’s confidentiality policy.

5.2	The Board of the Subsidiaries. The number and composition of the board of directors of each Subsidiary of the Company shall be the same as the Board.

6.	PROTECTIVE PROVISIONS

6.1	This Clause 6.1 shall remain effective until January 1, 2005 if the Investor IPO is not completed by the end of 2004, and shall remain effective until November 1, 2005 if the Investor completes the Investor IPO by the end of 2004.

Each of the following matters shall require the prior written approval of the Investor:

(a)	any amendment of the Company’s Charter Documents that adversely affects the rights of the Investor other than any amendment that authorizes and creates any securities that rank in parity with or senior to the Ordinary Shares in any respects;

(b)	any action that reclassifies any issued securities of the Company into securities having preferences or priority as to assets or payment of interest or principal senior to or on parity with the Ordinary Shares;

(c)	any merger, consolidation or sale of substantially all of the assets of the Company with one or more other Persons resulting in the loss of majority control by the Shareholders existing as at the date hereof;

(d)	the voluntary liquidation, winding up or dissolution of the Company or any of its Subsidiaries (or any other event with a similar or analogous effect);

(e)	any loan to or guarantee of the indebtedness of any Person by the Company or Subsidiaries;

(f)	any acquisition, divestment or disposal of any property or assets of the Company or any of its Subsidiaries other than grant of licenses to the intellectual property of the Company or its Subsidiary where the aggregate consideration in a transaction, or a series of related transactions, exceeds the greater of US$1 million and 20% of the Company’s net asset value at the time;

(g)	any material changes to the nature of the Business;

(h)	any capital expenditures by the Company or any of its Subsidiaries for any project which exceeds US$125,000, except for capital expenditures made in connection with the operation of the Fate of the Dragon Online and the World of Qin 2 games;

(i)	other than normal trade creditors, the incurrence of any indebtedness in an aggregate principal amount of more than US$125,000;

(j)	any new transaction, or a series of related transactions within any 12 month period, between the Company and a Related Party thereof except for the Investor;

(k)	any material change to the Company’s economic interests in any of the Subsidiaries;

(l)	any off-balance sheet transactions, excluding any guarantee of obligations not exceeding US$250,000;

(m)	the amendment of the adopted accounting policies or reporting practices of the Company or any of its Subsidiaries;

(n)	any changes in the Company’s independent auditors; and

(o)	any change in the remuneration package to a key employee of the Company or any of its Subsidiaries involving an increase of over 15% per annum in the employee’s salary.

6.2	This Clause 6.2 shall become effective on November 1, 2005 if the Investor completes the Investor IPO by the end of 2004, or become effective on January 1, 2005 if the Investor IPO is not completed by the end of 2004.

Each of the following matters shall require the prior written approval of the Investor:

(a)	any amendment of the Company’s Charter Documents that adversely affects the rights of the Investor other than any amendment that authorizes and creates any securities that rank in parity with or senior to the Ordinary Shares in any respects;

(b)	any action that reclassifies any issued securities of the Company into securities having preferences or priority as to assets or payment of interest or principal senior to or on parity with the Ordinary Shares;

(c)	any merger, consolidation or sale of substantially all of the assets of the Company with one or more other Persons resulting in the loss of majority control by the Shareholders existing as at the date hereof;

(d)	the voluntary liquidation, winding up or dissolution of the Company or any of its Subsidiaries (or any other event with a similar or analogous effect);

(e)	any loan to or guarantee of the indebtedness of any Person by the Company or Subsidiaries;

(f)	any acquisition, divestment or disposal of any property or assets of the Company or any of its Subsidiaries other than grant of licenses to the intellectual property of the Company or its Subsidiary where the aggregate consideration in a transaction, or a series of related transactions, exceeds the greater of US$1 million and 20% of the Company’s net asset value at the time;

(g)	any material changes to the nature of the Business;

(h)	any capital expenditures by the Company or any of its Subsidiaries for any project outside the ordinary course of business;

(i)	other than normal trade creditors, the incurrence of any indebtedness outside the ordinary course of business;

(j)	any new transaction, or a series of related transactions within any 12 month period, between the Company and a Related Party thereof other than the Investor;

(k)	any material change to the Company’s economic interests in any of the Subsidiaries;

(l)	any off-balance sheet transactions, excluding any guarantee of obligations of less than US$250,000;

(m)	the amendment of the adopted accounting policies or reporting practices of the Company or any of its Subsidiaries;

(n)	any changes in the Company’s independent auditors; and

(o)	any change in the remuneration package to a key employee of the Company or any of its Subsidiaries involving an increase of over 15% per annum in the employee’s salary.

6.3	Notwithstanding anything foregoing to the contrary, for a two-year period after the effective date of this Agreement, if the Company or any of its Subsidiaries proposes to grant a license to a third party other than Object Online Technology Co., Ltd. (“Object Online”), so long as Object Online is under the effective control of the Company, to operate any online game developed by it in mainland China, the Investor shall have the right of first refusal to obtain the license from the Company or any of its Subsidiaries to operate such game in mainland China on market terms.

In the event that the Investor has not exercised its right of first refusal with respect to the license to operate an online game within 30 days after the Company has notified the Investor in writing of its proposal to grant such license, the Company or the Subsidiary concerned shall be at liberty to grant such licence to any third party subject to the condition that the Company shall not and shall cause its Subsidiary not to, license such game to any third party on terms less favorable to the Company in any respects than those offered by the Company to the Investor pursuant to the foregoing paragraph. Any license of the intellectual property of the Company or any of its Subsidiaries in violation of this Clause 6.3 shall be null and void and deemed a material breach of this Agreement by the Company. Nothing in this Clause shall prevent the operation of any such self-developed games by the Company, the Subsidiaries and/or Object Online so long as it is under the effective control of the Company.

7.	CONFIDENTIALITY

7.1	General Obligation. Each Party undertakes that it shall not reveal, and shall use its reasonable efforts to ensure that its directors, officers, managers, partners, members, employees, legal, financial and professional advisors and bankers (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be. The term “Confidential Information” as used in this Agreement means (a) any information concerning the organisation, business, technology, finance, transactions or affairs of the Company, any Subsidiary or any other Party or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement) and (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

7.2	Exceptions. The provisions of Clause 7.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)	disclosure by a Party to its Representatives on a need-to-know basis;

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding; or

(d)	disclosure by the Company of Confidential Information concerning the Company or any Subsidiary that is reasonably necessary in the ordinary course of business or otherwise in connection with transactions or proposed transactions of the Company or any Subsidiary.

7.3	Disclosure to Third Parties. Upon any Shareholder entering into negotiations with any Person with a view to Transferring any Shares to such Person, information in respect of the Company or any Subsidiary that is reasonably necessary to permit such Person to evaluate the business of the Company or such Subsidiary may be provided to such Person, provided that such Person has executed a confidentiality agreement in such form as may be reasonably required by the Board; and provided further that if such Person is involved in a business in competition with that of the Company or any Subsidiary, the Board may prohibit the disclosure of any such confidential information as the Board may determine.

8.	IPO

8.1	The Company shall not conduct any IPO prior to January 1, 2006.

8.2	The Company shall give the Investor a six-month advance written notice with respect to any proposed IPO that is a Qualified IPO.

8.3	After January 1, 2006, in the event that the Company proposes to have an IPO that does not qualify as a Qualified IPO, the Company must first deliver a written notice (the “IPO Notice”) to the Investor setting forth (a) the estimated offering size, (b) the estimated post-IPO market valuation of the Company, and (c) the securities exchange in which the Company proposes to be listed and offer the Investor the right of first refusal with respect to the proposed issuance. Within 30 days after the Investor’s receipt of the IPO Notice, the Investor shall notify the Company whether it intends to subscribe for and purchase the to-be-offered shares of the Company in the same volume and at the same valuation as set forth in the IPO Notice. If the Investor indicates its intent to subscribe for such to-be-issued shares, the Company and the Investor shall consummate the issuance, subscription, purchase and sale and the Company shall not proceed with the IPO. If the Investor declines to subscribe for such to-be-offered shares or does not respond within 30 days after receipt of the IPO Notice, the Company may begin to prepare for the IPO; provided, however, if either the offering size or the post-IPO market valuation of the Company as subsequently estimated by the lead underwriter for the IPO is below 90% of that set forth in the IPO Notice, the Company shall deliver an updated IPO Notice to the Investor and offer the Investor the right of first refusal once again. The Investor shall respond to the Company within 48 hours after receipt of the updated IPO Notice as to its decision. If the Investor indicates its intent to subscribe for such shares of the Company in the same volume and at the same valuation as set forth in the updated IPO Notice, the Company and Investor shall consummate the issuance, subscription, purchase and sale of such to-be-offered shares within 60 days. If the Investor declines to subscribe for such to-be-offered shares, the Company may proceed with the IPO.

9.	TERM

This Agreement shall become effective upon the execution hereof by all the Parties hereto and shall continue in effect until the earliest to occur of (a) a Qualified IPO, (b) any date agreed upon in writing by all of the Parties, and (c) all Shares being beneficially owned by one Party. For the avoidance of doubt, any termination of this Agreement with respect to one Shareholder shall not prejudice the rights of any other Shareholder hereunder, or the rights of the Company with respect to any other Shareholder. This Agreement (except for Clause 7) shall cease to apply to a Shareholder once such Shareholder ceases to hold any Shares, but this Agreement shall continue to be in full force and effect with respect to the other Shareholders.

10.	REPRESENTATIONS AND WARRANTIES

Each Party represents, severally and not jointly, to the other Parties hereto that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such party is not a natural Person, such Party is duly incorporated or organised and existing under the laws of the jurisdiction of its incorporation or organisation;

(b)	the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)	assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d)	the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organisational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such Party’s country of organisation or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already duly obtained or made; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any order, judgement or decree against, or binding upon, such Party or upon its respective securities, properties or businesses; or (v) violate any law or regulation of such Party’s country of organisation or any other country in which it maintains its principal office.

11.	NOTICES

Each notice, demand or other communication give or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out in Schedule 1 (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

Notices to the Company shall be sent to:

Object Software Limited

Suite 4A, No. 6 Knutsford Terrace

Tsimshatsui, Kowloon, Hong Kong

Notices to the Investor shall be sent to:

GameNow.net (Hong Kong) Limited

22/F, Hang Lung Centre, 2-20 Paterson Street,

Causeway Bay, Hong Kong

12.	MISCELLANEOUS

12.1	Legend. Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

“OBJECT SOFTWARE LIMITED (THE “COMPANY”) IS A COMPANY ORGANIZED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS, AND THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF THAT CERTAIN SHAREHOLDERS’ AGREEMENT, DATED AS OF [            ], AMONG THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY NAMED THEREIN OR SUBSEQUENTLY ADHERING THERETO. A COPY OF SUCH SHAREHOLDERS’ AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SHARES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH SHAREHOLDERS’ AGREEMENT.”

12.2	No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as shareholders of the Company. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholder that incur any losses, claims, damages, liabilities, judgements, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal or other expenses incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

12.3	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties hereto.

12.4	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. Except as set forth in Clause 4 and Clause 6.3, no failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.5	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.6	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

12.7	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

12.8	Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defence therein that the other Party has an adequate remedy at law.

12.9	No Interpretation against Drafter. This Agreement is the product among the Parties hereto and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the Parties hereto.

12.10	Assignment: Binding on Transferee. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and Permitted Transferees and transferees under Clause 4.3 from and after the effective date hereof. Subject to the other provisions of this Agreement, a Person may become an assignee of the rights of a Party hereto only if such assignee becomes a party to this Agreement to the same extent as the assignor all as more fully described in Clause 4.2.

13.	GOVERNING LAW AND JURISDICTION

13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby, the parties hereto submit to the non-exclusive jurisdiction of the federal courts located in Hong Kong and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

13.2	The Company and the Existing Shareholders hereby appoint Object Software (H.K.) Limited of Suite 4A, No. 6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong (or such other address as may have been notified by the Company in writing) as their agent to receive and acknowledge on their behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason such agent (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent and notify the each of other parties hereto. The Company agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Company.

13.3	The Investor hereby appoints GameNow.net (Hong Kong) Limited, of 22/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong, (or such other address as may have been notified by the Investor in writing) as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason that Person (or its successor) no longer serves as agent of the Investor for this purpose, the Invcstor shall promptly appoint a successor agent and notify the each of other parties hereto. The Investor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Investor.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OBJECT SOFTWARE LIMITED

By:	/s/ Richard Alan Wallis
Name:	Richard Alan Wallis
Title:	Chairman and CEO

THE9 LIMITED

By:	/s/ Zhu Jun
Name:	Zhu Jun
Title:	CEO

RICHARD ALAN WALLIS

/s/ Richard Alan Wallis

ZHANG CHUN, PERSY

/s/ ZHANG CHUN, PERSY

LAM W. K., HENDRICK

/s/ Lam W. K., Hendrick

CHIU PAK YUE, LEO

/s/ Chiu Pak Yue, Leo

OBJECT SOFTWARE EMPLOYEE BENEFIT TRUST

/s/ Richard Alan Wallis
By:	Richard Alan Wallis
Title:	Co-Trustee

/s/ Lam W. K., Hendrick
By:	Lam W. K., Hendrick
Title:	Co-Trustee

LAI KUI MING, PHILIP

/s/ Lai Kui Ming, Philip

SCHEDULE 1

NOTICE ADDRESSES OF SHAREHOLDERS

Shareholder	Address
1. The9 Limited	The9 Computer Technology Consulting (Shanghai) Co., Ltd. 30/F CITIC Square No. 1168, Nanjing Road (w) Shanghai 200041, China Attention: CEO Fax: 86-21-52984222

2. Richard Alan Wallis (for himself and on behalf of the Object Software Employee Benefit Trust)	Suite 4A, No. 6 Knutsford Terrace Tsimshatsui Kowloon, Hong Kong

3. Zhang Chun, Persy	Room 1603, Building 12 Chang Wa Xiao Qu Haidian District Beijing

4. Lam W. K. Hendrick (for himself and on behalf of the Object Software Employee Benefit Trust)	Room 3310, Tin Kin House Tim Wan, Hong Kong

5. Chiu Pak Yue, Leo	41st Floor, Jardine House 1 Connaught Place Central, Hong Kong

6. Lai Kui Ming, Philip	House K50, Marina Cove Sai Kung Kowloon, Hong Kong

S1-1

SCHEDULE 2

FORM OF MANAGEMENT LETTER

S2-1

EXHIBIT A

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made the [        ] day of, [                     ]

BETWEEN:

(1) OBJECT SOFTWARE LIMITED, a company incorporated in the British Virgin Islands (the “Company”); and

(2) [NAME OF NEW SHAREHOLDER] (the “New Shareholder”).

WHEREAS:

(A) On [        ] day of [                    ], the Company and its shareholders entered into an Shareholders’ Agreement (the “Shareholders’ Agreement”) to which a form of this Deed is attached as Exhibit A.

(B) The New Shareholder wishes to [be allotted/have transferred to him/her/it] [ordinary shares] (“the Shares”) in the capital of the Company from [            ] (“the Old Shareholder”) and in accordance with Clause 4.2 of the Shareholders’ Agreement has agreed to enter into this Deed.

(C) The Company enters this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation.

In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used herein.

2.	Covenant.

The New Shareholder hereby covenants to the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Shareholders’ Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of a Shareholder holding the same class of shares as the Shares imposed pursuant to the provisions of the Shareholders’ Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original party to the Shareholders’ Agreement since the date thereof.

3.	Enforceability.

Each existing shareholder and the Company shall be entitled to enforce the Shareholders’ Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Old Shareholder (other than those that are non-assignable) under the Shareholders’ Agreement in each case as if the New Shareholder had been an original party to the Shareholders’ Agreement since the date thereof.

Exhibit A-1

4.	Governing Law.

THIS DEED OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed on the date first above written.

OBJECT SOFTWARE LIMITED

By:
Name:
Title:

[NAME OF NEW SHAREHOLDER]

By:
Name:
Title:

Exhibit A-2